UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: December 4, 2014

Empire Energy Corporation International
(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

6750 Antioch Road
Merriam, Kansas 66204
(Address of principal executive offices, including zip code)

+61 3 6231 3529
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 4, 2014 Empire Energy Corporation International issued the following press release.

Paul Batista Announces the Court’s Setting of

the Trial Date in the Empire Energy/Smart Win Action

New York, New York, Dec. 4, 2014 -- Paul Batista, the attorney representing Empire Energy Corporation International, an energy resources company, announced that today the New York State judge overseeing the litigation between Empire and Smart Win International Limited, a Hong Kong firm, has set April 13, 2015, as the trial date.

The underlying lawsuit stems from a 2008 agreement between Empire and Smart Win under which Smart Win committed itself to providing as much as AUD $5 million to finance drilling for oil and other energy resources at locations in Tasmania where Empire held licenses from the government to drill. Smart Win, which refused to advance the full AUD $5 million, has claimed that Empire should return approximately AUD $3.9 million.

In its claims against Smart Win, Empire has asserted that Smart Win breached the 2008 contract by falling to advance the full AUD $5 million financing and that Smart Win's conduct caused the collapse of the drilling venture and inflicted on Empire in excess of AUD $1 billion in damages.

According to Mr. Batista, Empire and its Chief Executive Officer, Malcolm Bendall, have agreed to proceed to trial without a jury. Mr. Batista said, "Justice Jeffrey K. Oing, a highly respected judge, has consistently demonstrated a complete grasp of the legal and factual issues raised by this case. The judge recently denied a motion for summary judgment brought by Smart Win, and in the course of denying the motion by Smart Win commented, among other things, that the trier of fact, whether the judge or a jury, would have to evaluate the propriety of Smart Win's 'turning off the spigot' before providing the full financing amount of AUD $5 million."

According to Mr. Batista, Empire's decision to try the case before Justice Oing was also based on the judge's recent ruling, on October, 30, 2014, that Empire was entitled to seek to prove that Smart Win breached the 2008 agreement and that Smart Win's breach led to significant losses to Empire far in excess of any claims that Smart Win might have against Empire. Mr. Batista also said, "In deciding to proceed with a trial before Justice Oing only, as Smart Win itself had requested, Empire was also motivated by the fact that a trial with a jury could last twice as long as a trial before Justice Oing. No one can ever predict the outcome of a trial, whether it is held before a judge only or a judge presiding over a jury, but Empire has full confidence in its position that it did not breach the contract, that Empire owes nothing to Smart Win, and that, in fact, Smart Win's misconduct caused many millions of dollars in damages to Empire. We intend to do our best to prove this to Justice Oing at trial."

The selection of April 13 as the firm trial date was based in part on Justice Oing's own established schedule in other cases and the fact that Smart Win intends to present several Chinese witnesses who would be engaged in late February through March in events surrounding the Chinese New Year and routine regulatory requirements that the witnesses and the companies that employ them would have to meet.

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: December 4, 2014

By: /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer

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